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         [UNION BANK OF CALIFORNIA LETTERHEAD]


July 28, 1998

Mr. Terry Gibson
Chief Financial Officer
Gasonics International Corporation
2730 Junction Ave
San Jose, CA 95134

Dear Terry:

In reference to the Amended and Restated Loan Agreement ("Agreement") between Union Bank of California, N.A. ("Bank") and Gasonics International Corporation ("Borrower") dated March 23, 1998, Borrower and Bank desire to amend said Agreement. This amendment shall be called the Fourth Amendment to the Agreement.

The following section is hereby added:

     "1.9 UNUSED COMMITMENT FEE. On the last calendar day of the third month following July 1, 1998 and on the last calendar day of each three-month period thereafter, Borrower shall pay to the Bank a fee of .15 percent (.15%) per year on the average unused portion of the loan for the preceding quarter computed on the basis of actual days elapsed of a year of 360 days."

Section 4.9 Profitability is hereby amended in its entirety to read as follows:

     "4.9 PROFITABILITY. For the period July 1, 1998 through December 31, 1998,
      Borrower will maintain its net profit, after provision for income taxes, at a loss of no more than Five Million Dollars ($5,000,000) in the aggregate. Thereafter, Borrower will maintain a net profit, after provision for income taxes, of any positive amount for any fiscal quarter."

Except as amended hereby, the Agreement shall remain unaltered and in full force and effect. This letter shall not be a waiver of any existing default or breach of a covenant unless specified herein.

If you agree to accept the terms of this Amendment, please sign below and return it to the Bank with executed copies of the enclosed documents on or before August 7, 1998.


Sincerely,
UNION BANK OF CALIFORNIA, N.A.

/s/ Allan Miner
------------------------
Allan Miner
Vice President

Accepted this ______ day of ____________, 199_.


GASONICS INTERNATIONAL CORPORATION


------------------------
Terry Gibson
Chief Financial Officer